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AptarGroup, Inc. (“Aptar”) issued the following press release on April 28, 2023, announcing that Candace Matthews has been elected as Independent Chairperson of Aptar’s Board of Directors.

Candace Matthews Elected Independent Chairperson of Aptar’s Board of Directors

George Fotiades, who has served as Chairperson since May of 2018, will remain on the Board of Directors

Crystal Lake, Illinois, April 28, 2023 -- AptarGroup, Inc. (NYSE: ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today announced that Candace Matthews has been elected independent chairperson of the company’s Board of Directors, effective immediately following the company’s 2023 annual meeting of stockholders on May 3, 2023. Candace will succeed George Fotiades, who will remain on the Board of Directors.

George has served on Aptar’s Board since 2011 and has guided the Board as the Independent Chair over the past five years with his extensive expertise in pharmaceutical services, healthcare, packaging and medical devices. Given George’s wishes to dedicate more of his time to a private equity backed company he co-founded in 2022 and being cognizant of his board role at Prologis and other commitments, the Board, as part of its long-term succession plan, has elected Candace as its next Independent Chair.

Candace joined the Aptar Board of Directors in May of 2021. Candace is a highly accomplished business leader with over 35 years of global experience in the healthcare, cosmetics, food and beverage industries with companies such as Amway, L’Oréal, The Coca-Cola Company, Novartis (CIBA Vision Corporation), as well as Bausch + Lomb, Procter & Gamble and General Mills.

Candace also serves on the Board of Directors for MillerKnoll and Société BIC S.A., and was previously a director for Popeyes Louisiana Kitchen.

The information in this release is subject to the re-election of each of Candace Matthews and George Fotiades at Aptar’s 2023 annual meeting of stockholders.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,500 dedicated employees in 20 countries. For more information, visit www.aptar.com.

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Investor Relations Contact:	Media Contact:

Mary Skafidas	Katie Reardon
mary.skafidas@aptar.com	katie.reardon@aptar.com
+1 347 351 6407	815-479-5671